Exhibit 99.2

INDEX TO NEXAGE’S FINANCIAL STATEMENTS

Nexage, Inc. and Subsidiaries

Consolidated Financial Statements

Independent Auditor’s Report

To the Board of Directors and Stockholders of

Nexage, Inc.

We have audited the accompanying consolidated financial statements of Nexage, Inc., and its subsidiaries which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, of changes in redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nexage, Inc. and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Boston, Massachusetts

September 22, 2014

Nexage, Inc.

Consolidated Balance Sheets

December 31, 2013 and 2012

	2013	2012
Assets
Current assets
Cash and cash equivalents	$4,550,125	$6,548,769
Accounts receivable, less allowance for doubtful accounts of $71,357 and $19,419 at December 31, 2013 and 2012, respectively	11,998,604	8,738,343
Prepaid expenses	357,838	113,429
Total current assets	16,906,567	15,400,541
Property and equipment, net	376,248	329,742
Capitalized software development costs, net	82,183	84,625
Other assets	229,219	259,200
Total assets	$17,594,217	$16,074,108
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$274,875	$166,826
Publisher payable	10,105,342	6,074,834
Accrued expenses	231,322	207,119
Accrued payroll and payroll related expenses	1,016,044	734,041
Short term note payable	403,134	978,902
Total current liabilities	12,030,717	8,161,722
Long term note payable	7,009,107	1,060,150
Other long term liabilities	85,458	—
Redeemable convertible preferred stock warrant liability	174,255	73,210
Total liabilities	19,299,537	9,295,082
Commitments and contingencies (Note 14)
Redeemable convertible preferred stock
Series A redeemable convertible preferred stock, $0.001 par value per share, 12,833,341 shares authorized as of December 31, 2013 and 2012, 12,159,480 issued and outstanding as of December 31, 2013 and 2012, liquidation preference of $10,589,445 as of December 31, 2013 and 2012	10,561,211	10,544,916
Series B redeemable convertible preferred stock, $0.001 par value per share, 15,255,687 and 15,099,657 shares authorized, 15,099,657 issued and outstanding as of December 31, 2013 and 2012, liquidation preference of $15,000,000 as of December 31, 2013 and 2012	14,926,083	14,904,414
Total redeemable convertible preferred stock	25,487,294	25,449,330
Stockholders’ deficit
Common stock, $0.001 par value, 45,000,000 shares authorized as of December 31, 2013 and 2012, 3,593,622 and 3,521,714 shares issued and and outstanding as of December 31, 2013 and 2012	3,594	3,522
Additional paid-in-capital	1,851,709	1,691,887
Accumulated deficit	(29,047,917)	(20,365,713)
Total stockholders’ deficit	(27,192,614)	(18,670,304)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$17,594,217	$16,074,108

The accompanying notes are an integral part of these consolidated financial statements.

Nexage, Inc.

Consolidated Statements of Operations and Comprehensive Loss

Years Ended December 31, 2013 and 2012

	2013		2012
Gross Billings	$34,323,603		$16,128,265
Publisher cost of sales	27,988,901		12,854,560
Revenue		$6,334,702		$3,273,705
Operating expenses
Cost of revenue		249,825		376,859
Sales and marketing		6,794,382		2,948,032
Research and development		5,009,755		4,890,052
General and administrative		2,513,597		1,616,602
Total operating expenses		14,567,559		9,831,545
Loss from operations		(8,232,857)		(6,557,840)
Interest income		4,847		5,758
Interest expense		(168,274)		(227,585)
Other income (expense), net		(285,920)		41,053
Net loss and comprehensive loss		$(8,682,204)		$(6,738,614)

The accompanying notes are an integral part of these consolidated financial statements.

Nexage, Inc.

Consolidated Statements of Changes in Redeemable

Convertible Preferred Stock and Stockholders’ Deficit

Years Ended December 31, 2013 and 2012

	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In-	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	deficit
Balance at December 31, 2011	12,159,480	$10,190,429	—	$—	2,800,798	$2,801	$1,873,179	$(13,627,099)	$(11,751,119)
Issuance of Series B Redeemable Convertible Preferred Stock, net of issuance costs of $108,347	—	—	13,582,675	13,384,683	—	—	—	—	—
Conversion of Convertible Notes to Series B Redeemable Convertible Preferred Stock			1,516,982	1,506,970
Accretion of Redeemable Convertible Preferred Stock issuance costs	—	16,295	—	12,761	—	—	(29,056)	—	(29,056)
Exercise of Stock Options	—	—	—	—	720,916	721	55,760	—	56,481
Accretion of redeemable convertible preferred stock	—	338,192	—	—	—	—	(338,192)	—	(338,192)
Stock based compensation expense	—	—	—	—	—	—	130,196	—	130,196
Net loss	—	—	—	—	—	—	—	(6,738,614)	(6,738,614)
Balance at December 31, 2012	12,159,480	$10,544,916	15,099,657	$14,904,414	3,521,714	$3,522	$1,691,887	$(20,365,713)	$(18,670,304)

Accretion of Redeemable Convertible Preferred Stock issuance costs	—	16,295	—	21,669	—	—	(37,964)	—	(37,964)
Exercise of Stock Options	—	—	—	—	71,908	72	13,147	—	13,219
Stock based compensation expense	—	—	—	—	—	—	184,639	—	184,639
Net loss	—	—	—	—	—	—	—	(8,682,204)	(8,682,204)
Balance at December 31, 2013	12,159,480	$10,561,211	15,099,657	$14,926,083	3,593,622	$3,594	$1,851,709	$(29,047,917)	$(27,192,614)

The accompanying notes are an integral part of these consolidated financial statements.

Nexage, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities
Net loss	$(8,682,204)	$(6,738,614)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization and depreciation	205,725	227,624
Amortization of debt issuance costs	41,490	7,139
Stock-based compensation expense	184,639	130,196
Noncash interest expense	—	21,029
Noncash other income/expense	101,045	(36,814)
Changes in operating assets and liabilities
Accounts receivable	(3,260,261)	(6,511,031)
Prepaid expenses	(285,899)	(58,023)
Accounts payable and accrued expenses	132,251	175,048
Publisher payable	4,030,508	4,476,352
Accrued payroll and payroll related expenses	282,002	392,058
Other long term assets	85,458	—
Net cash used in operating activities	(7,165,245)	(7,915,036)
Cash flows from investing activities
Purchases of property and equipment	(184,532)	(279,131)
Increase in capitalized software development costs	(65,257)	—
Change in other assets	29,981	(227,700)
Net cash used in investing activities	(219,808)	(506,831)
Cash flows from financing activities
Proceeds from issuance of convertible notes payable and warrants		1,500,000
Proceeds from issuance of notes payable	1,100,000	—
Borrowings on revolving line of credit	5,000,000
Repayment of notes payable	(726,811)	(460,948)
Issuance of Series B preferred shares, net of issuance costs	—	13,385,625
Proceeds from exercises of stock options	13,219	56,480
Net cash provided by financing activities	5,386,408	14,481,157
Net increase (decrease) in cash	(1,998,644)	6,059,290
Cash and cash equivalents
Beginning of year	6,548,769	489,479
End of year	$4,550,125	$6,548,769
Supplemental disclosure of cash flow information
Cash paid for interest	$168,274	$215,102
Cash paid for taxes	—	—
Supplemental disclosure of noncash investing and financing activities
Accretion of redeemable convertible preferred stock to redemption value	—	338,192
Accretion of redeemable convertible preferred stock	37,964	29,056

The accompanying notes are an integral part of these consolidated financial statements.

Nexage, Inc.

Notes to Consolidated Financial Statements

December 31, 2013 and 2012

1. Nature of the Business

Nexage, Inc. (“Nexage” or the “Company”) was incorporated in the state of Delaware in June 2006. In September 2013, the Company established Nexage Limited, a wholly owned foreign subsidiary in the United Kingdom. The Company provides mobile advertising solutions to premium publishers, app developers, media buyers and advertisers. Its technology platform, the Nexage Exchange, which is composed of an integrated real-time bidding and mediation platform connects publishers and app developers to media buyers and advertisers to create the most efficient, liquid, and vibrant programmatic market in mobile advertising today. The Nexage Exchange enables publishers and developers to accelerate their revenue growth while allowing media buyers and advertisers to target and buy the audience they need to deliver successful campaigns. Nexage’s data solution, Nexage Connect, creates a powerful and efficient data model to deliver behavioral, contextual, location, identifier, and privacy data to buyers and advertisers through the Nexage Exchange to improve targeting and retargeting, while enhancing the value of our publishers’ audience. Nexage serves customers on a worldwide basis with offices in Boston, New York, San Francisco, and London.

The Company has incurred losses since its inception and at December 31, 2013 and 2012 had an accumulated deficit of ($29,047,917) and ($20,365,713), respectively. As of December 31, 2013 and 2012 the Company had cash and cash equivalents of $4,550,125 and $6,548,769, respectively, and short-term debt of $403,134 and $978,902, respectively. The Company has incurred additional losses during 2013 and expects operating losses to continue beyond 2014 as it continues to expand its business through additional investments in research and development and marketing. To date, the Company has funded its operations primarily through notes payable to stockholders (Notes 7 and 8), issuance of redeemable convertible preferred stock (Notes 9 and 10), and sales of its product. The Company is dependent on its ability to obtain other financing from its stockholders or other third parties, for at least the foreseeable future.

The Company’s future existence is dependent upon the achievement of its forecasted operations, its ability to refinance the terms of outstanding notes payable or successfully funding its cash requirements. The Company believes it has sufficient resources to meet its projected operating requirement into the fourth quarter of 2014. Absent any additional funding from stockholders, the Company may seek additional financing from third parties, however there can be no assurance that financing will be available on commercially acceptable terms or at all. If the Company is not successful with its plan of either obtaining additional capital or achieving a level of operations sufficient to meet the cash flow requirements, the Company may be unable to continue as a going concern. These consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

The Company is subject to a number of risks similar to companies in the industry that could affect future operations and financial performance. These risks include, but are not limited to, rapid technological change, competitive pressure from larger companies, protection of proprietary technology, customer concentration, the need to obtain additional financing to support growth, and dependence on third parties and key individuals.

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

2. Summary of Significant Accounting Policies

Consolidation

The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the operations of The Company, and its wholly owned subsidiary. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in these financial statements include valuation of accounts receivable, determination of the fair value of share-based awards and warrants, valuation of common stock, and carrying value of certain liabilities. Actual results could differ from those estimates.

Revenue Recognition

The Company generates revenue from buyers and publishers who use our solution to buy and sell advertising inventory. The Company recognizes revenue when four basic criteria are met: (i) persuasive evidence of an arrangement exists (ii) delivery has occurred or services have been rendered (iii) the fees are fixed and determinable, and (iv) collectability is reasonably assured. The Company maintains separate agreements with each media buyer and publisher which specifies the terms of the relationship. Revenues are recognized when the related advertising services are delivered based on the specific terms of the advertising contract, which are commonly based on the number of ads delivered, or views, clicks or actions by users on mobile advertisements. Subsequent to the delivery of an advertisement, the fees are generally not subject to adjustment or refund. Historically any refunds and adjustments have not been material. The Company assesses collectability based on a number of factors, including the creditworthiness of the media buyer and payment and transaction history. The Company generally bills the media buyers for the gross amount of advertising inventory they purchase plus fees and the Company remits to the publisher the amount spent by the media buyer for the advertising inventory purchased less the Company’s fees.

The Company also reports revenue in conformity with Revenue Recognition—Principal Agent Considerations. The determination of whether the Company is the principal or agent, and hence whether to report revenue on a gross basis for the amount of the advertising inventory media buyers purchase using the Company’s platforms, plus fees, if any, or on a net basis for the amount of fees charged to the media buyer, if any, requires the Company to evaluate a number of indicators, none of which is presumptive or determinative. The Company’s solutions enable media buyers and publishers to purchase and sell advertising inventory, and matches buyers and sellers and establishes rules and parameters for advertising inventory transactions. The Company does not purchase advertising inventory. For its real time bidding business, pricing is determined through an auction process. As a result of these and other factors, the Company has determined it is not the principal in the purchase and sale of advertising inventory in all of its arrangements and the Company therefore reports revenue on a net basis.

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

2. Summary of Significant Accounting Policies (Continued)

Gross Billings represent advertising spending transacted on the Company’s platform, and represents the Company’s revenue if it recorded revenue on a gross basis instead of a net basis.

Publisher cost of sales represent the revenue share owed to the publishers who sell advertising inventory to buyers on the Company’s platform. The amounts owed to publishers and application developers but not yet paid are recorded as publisher payable in the accompanying balance sheet.

Cost of Revenue

Cost of revenue is primarily comprised of third party costs incurred to generate revenue, excluding fees paid to the publishers and application developers and hosting costs.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents consist primarily of money market instruments and are stated at amortized cost plus accrued interest, which approximates fair value.

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash equivalents, accounts receivable, accounts payable and other accrued expenses approximate their fair values due to their short maturities. In addition, the carrying value of the Company’s notes approximates its fair value because borrowing costs currently available to the Company approximate those reflected in the debt.

The Company accounts for the fair value of its financial instruments under the applicable guidance which defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements. Fair value is defined under the guidance as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last is considered unobservable, that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

2. Summary of Significant Accounting Policies (Continued)

The fair value of the Company’s redeemable convertible preferred stock warrants as of December 31, 2013 and 2012 is based on a Level 3 measurement (Note 7).

	Fair Value Measurements at December 31, 2013 Using
	Level 1	Level 2	Level 3	Total
Preferred stock warrants	$—	$—	$174,255	$174,255

	Fair Value Measurements at December 31, 2012 Using
	Level 1	Level 2	Level 3	Total
Money market funds	$6,853,597	$—	$—	$6,853,597
Preferred stock warrants	$—	$—	$73,210	$73,210
Total	$6,853,597	$—	$73,210	$6,926,807

Balance at December 31, 2011	$95,024
Issuance of preferred stock warrants	$—
Change in fair value of preferred stock warrants	$(21,814)
Balance at December 31, 2012	$73,210
Issuance of preferred stock warrants	$5,211
Change in fair value of preferred stock warrants	$95,834
Balance at December 31, 2013	$174,255

Concentration of Credit Risk and Major Customers

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held with highly rated financial institutions, but are in excess of federally insured limits.

The Company provides credit to customers in the ordinary course of business. The Company performs ongoing evaluations of its customers for potential credit losses, and management believes its credit policies are prudent and reflect industry practices and business risk. For the period ended December 31, 2013, there were no customers that represented more than 10% of the Company’s total revenue. For the period ended December 31, 2012, one customer represented 12% of the Company’s total revenue.

For the period ended December 31, 2013, one customer represented 12% of the accounts receivable balance. For the period ended December 31, 2012, one customer represented 14% of the accounts receivable balance.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset.

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

2. Summary of Significant Accounting Policies (Continued)

Upon retirement or sale of assets, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred. Estimated useful lives of property and equipment are as follows:

Asset Classification	Estimated Useful Life
Computer equipment and software	3 years
Furniture and fixtures	7 years
Leasehold Improvements	Shorter of the estimated life or lease term

Capitalized Software Development Costs

The Company developed a real-time bidding platform that enhances the liquidity and value of publisher impressions and gives buyers, advertisers, and agencies the most effective targeting capability to meet campaign needs. The Company capitalizes all payroll and payroll related costs incurred during the application development phase to develop the software which is amortized over an estimated useful life of three years. During the year ended December 31, 2013 and 2012, the Company capitalized $65,257 and $0, respectively, of payroll and payroll related costs for the development of the software. At December 31, 2013 and 2012, accumulated amortization on the software development costs was $186,174 and $118,474, respectively.

Advertising Expense

Advertising expenses are included in sales and marketing and are expensed as incurred. The Company incurred $37,471 and $46,402 of advertising costs during the years ended December 31, 2013 and 2012, respectively.

Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of salaries and related expenses for personnel, supplies and fees paid to outside consultants and outside service providers such as hosting costs, license and service fees.

Income Taxes

The Company follows the provisions of the accounting guidance on income taxes which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to reduce the deferred tax asset to a level which, more likely than not, will be realized.

As of December 31, 2013 and 2012, the Company had no uncertain tax positions.

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

2. Summary of Significant Accounting Policies (Continued)

Redeemable Convertible Preferred Stock

The Company accounts for the difference between the initial carrying value of redeemable convertible preferred stock and the redemption amount payable on that stock through recognition of accretion adjustments (including stated unpaid cumulative dividends) over the period from date of issue to the first redemption date, such that the carrying amount of the redeemable convertible preferred stock will equal the redemption amount at the redemption date. These increases in carrying value are recorded initially through charges against retained earnings, then against additional paid-in capital, until it is reduced to zero, and then to accumulated deficit.

Stock-Based Compensation

The Company accounts for all employee share-based payments in accordance with the provisions of ASC 718, Stock-Based Compensation. This model requires companies to measure the cost of share-based awards to employees based on the grant-date fair value of the award using an option pricing model, and to recognize that cost over the period during which an employee is required to provide service in exchange for the award. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options granted to employees and recognizes the compensation cost of employee share-based awards in its consolidated statement of operations and comprehensive loss using the straight-line method over the vesting period of the award, net of estimated forfeitures.

The Black-Scholes option pricing model requires the input of several highly subjective assumptions including the expected term of the stock-based awards and stock price volatility. The Company estimates the expected term of stock options granted based on the simplified method, which the Company believes is representative of future behavior. The risk-free interest rate is based on the yield curve in effect at the time of grant on yields from United States Treasury securities, consistent with the expected option term. The expected volatility for the Company’s common stock was determined based on the average historical volatility of a group of publicly traded companies in a similar industry that the Company believes would be considered a peer group had it been a publicly held company. The Company estimates the expected forfeiture rate based on historical experience of the stock-based awards that are granted, exercised and cancelled. No dividend yield was assumed as the Company does not pay, and does not expect to pay, dividends on its common stock.

The Company accounts for stock-based compensation for nonemployees using the fair value method which requires the award to be re-measured at each reporting date until the award is fully vested. The Company estimates the fair value using the Black-Scholes option pricing model, and records fair value of nonemployee stock options as an expense over the term of the option.

Redeemable Convertible Preferred Stock Warrants

Warrants to purchase the Company’s redeemable convertible preferred stock are classified as liabilities on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, at which time the liability will be reclassified to stockholders’ deficit. At December 31, 2013 and 2012, the warrants included in long term liabilities on the Balance Sheet were $174,255 and $73,210 respectively based on a Preferred A and Preferred B stock value of $0.7450 and $0.9934 respectively, at December 31, 2013 and 2012.

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

2. Summary of Significant Accounting Policies (Continued)

Deferred Rent

Rent expense is being recognized on a straight-line basis over the life of the lease. The difference between rent expense recognized and rental payments, as stipulated in the lease, is reflected as accrued expenses on the balance sheet.

3. Property and Equipment

Property and equipment consist of the following as of December 31, 2013 and 2012:

	2013	2012
Computer equipment and software	$507,706	$429,376
Furniture and fixtures	298,524	192,459
Leasehold Improvements	75,982	75,982
Total property and equipment	882,212	697,817
Accumulated depreciation	(505,964)	(368,075)
Property and equipment, net	$376,248	$329,742

Depreciation expense for the period ended December 31, 2013 and 2012 was $137,889 and $159,925, respectively.

4. Capitalized Software Development

Capitalized software development costs consist of the following as of December 31, 2013 and 2012:

	2013	2012
Software development costs	$268,356	$203,099
Accumulated amortization	(186,174)	(118,474)
Capitalized software development costs, net	$82,182	$84,625

Amortization expense for the period ended December 31, 2013 and 2012 was $67,700 and $67,699, respectively, and is included in research and development expense in the accompanying consolidated statements of operations and comprehensive loss.

5. Security Deposits

In November 2009, the Company entered into a 38-month lease agreement with Normandy Waltham Holdings, LLC to lease 4,625 usable square feet of office space. During the term of the lease, which ended in 2012, the Company was required to maintain an irrevocable letter of credit in favor of the landlord as security for the Company’s obligations under the lease. The amount of the letter of credit is $30,000, which the Company has recorded as other assets on its Balance Sheet as of December 31, 2012. The funds were released in January 2013.

In December 2012, the Company entered into a 63-month lease agreement with CLPF-101 Arch, L.P. to lease 9,396 usable square feet of office space. During the term of the lease, the Company

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

5. Security Deposits (Continued)

is required to maintain an irrevocable letter of credit in favor of the landlord as security for the Company’s obligations under the lease. The amount of the letter of credit declines annually per the lease. As of December 31, 2013, the letter of credit is $225,000 and is included in other assets on the Balance Sheet.

6. Accrued Expenses

Accrued expenses consist of the following:

	2013	2012
Accrued Payroll and Payroll Related Expenses	$1,016,044	$734,041
Accrued Expenses	206,450	207,119
Deferred Revenue	24,872	—
	$1,247,366	$941,160

7. Convertible Notes Payable to Preferred Stockholders

In October 2010, the Company received funding in the form of 10% unsecured convertible promissory notes (the “2010 Purchase Agreement”) issued to existing investors. Total proceeds under the notes were $1,000,000. Borrowings under the 2010 Purchase Agreement bore interest at a rate of 10% per annum, compounded annually.

In January 2011, the Company received funding in the form of 10% unsecured convertible promissory notes (the “February 2011 Purchase Agreement”) issued to existing investors. Total proceeds under the notes were $1,000,000. Borrowings under the February 2011 Purchase Agreement bore interest at a rate of 10% per annum, compounded annually.

In March 2011, the Company received additional funding in the form of 10% unsecured convertible promissory notes (the “March 2011 Purchase Agreement”) issued to existing investors. Total proceeds under the notes were $500,000. Borrowings under the March 2011 Purchase Agreement bore interest at a rate of 0.54% per annum, compounded annually.

All three of the above mentioned notes were similarly structured in that the principal amount of the notes and any accrued and unpaid interest will automatically convert into Series A convertible redeemable preferred stock at the close of the Next Equity Financing, which is defined as the first sale of equity with gross proceeds not less than $4,000,000. The number of shares to be issued (“Conversion Shares”) upon conversion per the terms of the agreement shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest due on such note on the date of conversion by the conversion price, which is the original purchase price of the Series A Redeemable Convertible Preferred Stock ($0.74496). On April 26, 2011 all three notes converted to Series A Redeemable Convertible Preferred Stock. The total amount of notes and accrued interest converted was $2,558,332, of which $78,332 was accrued interest.

In connection with the 2010 Purchase Agreement and the February 2011 Purchase Agreement, the Company issued warrants to purchase shares as part of the Company’s Next Equity Financing. As per the terms of the agreement, the number of warrants issued equaled the product of the (i) quotient

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

7. Convertible Notes Payable to Preferred Stockholders (Continued)

obtained by dividing 5% of the principal amount of the note issued by the lowest price per share of the equity securities sold in the Next Equity Financing, which occurred on April 26, 2011 with Series A Redeemable Convertible Preferred Stock having a price of $0.74496 and (ii) the number of whole periods (which number shall not exceed four) such Note remains outstanding after the first of the month following each note issuance.

As stipulated in the agreement, the per share exercise price of these warrants was determined to be the lowest price paid per share for Series A Preferred Stock at a price of $0.74496. The fair value of the warrants was determined at the original transaction date for each of the warrants. A mark to market adjustment was made at the end of each year and was recorded to Other income (expense),net. As of December 31, 2013 and 2012, the warrants were valued at $174,255 and $73,210, respectively. As of December 31, 2013, the option valuation model used assumed a weighted average risk-free rate of return of 1.49% to 1.75%, an expected life between 1.8-6.7 years, 50% volatility and 6-8% dividend yield. As of December 31, 2012, the option valuation model was used, assuming a weighted average risk-free rate of return of 0.71%, an expected life between 2.8-6.6 years, 70% volatility and 8% dividend yield. The Company recorded the mark to market adjustment to the fair value of the warrants in other income (expense), net in 2013 and 2012 respectively.

In February 2012 the Company received funding in the form of unsecured convertible promissory notes issued to existing investors. Total proceeds under the notes were $1,500,000. Borrowings under the agreement bore interest at a rate of 6% per annum. The principal amount of the notes and any accrued and unpaid interest will automatically convert into Series B convertible redeemable preferred stock at the close of the Next Equity Financing, which is defined as the first sale of equity with gross proceeds not less than $5,000,000. The number of shares to be issued (“Conversion Shares”) upon conversion per the terms of the agreement shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest due on such note on the date of conversion by the conversion price, which is the original purchase price of the Series B Redeemable Convertible Preferred Stock ($0.9934). On May 29, 2012 the note converted to Series B Redeemable Convertible Preferred Stock. The total amount of notes and accrued interest converted was $1,506,970, of which $21,028 was accrued interest. In connection with this agreement, the Company issued warrants to purchase Series B Redeemable Convertible Preferred Stock. However the warrant terminated upon the closing of the Series B funding which occurred on May 29, 2012.

8. Notes Payable

In July 2011 the Company closed a round of venture debt funding resulting in the availability of up to $3,000,000 in proceeds during the term of the loan. In connection with the execution of the agreement, $2,500,000 was available immediately and drawn down through various transactions during 2011. This loan has a 10% per annum interest rate during the Interest Only Period and 8% per annum on and after July 1, 2012 or on the first anniversary of the loan execution. The balance of the loan as of December 31, 2013 and 2012 was $2,412,241 and $2,039,052, respectively. Accrued interest associated with this loan as of December 31, 2013 and 2012 was $19,114 and $12,983 respectively, and is included in accrued expenses on the balance sheet.

In connection with this agreement, the lender was granted warrants to purchase shares of the Company’s Series A Redeemable Convertible Preferred Stock. Under the warrant agreement, the

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

8. Notes Payable (Continued)

lender is entitled to purchase up to a maximum of 275,183 shares of the Company’s Series A Redeemable Convertible Preferred Stock at a purchase price of $0.74496 per share. Of the 275,183 shares, 234,912 are immediately available for purchase. If the Company drew in excess of $2,500,000 under the loan, the shares under warrant would have increased by 40,271 shares. The Company did not draw the additional debt therefore the additional warrants were not granted.

On September 19, 2013 the Company restructured existing venture debt of $1,312,241. This loan has a fixed rate of 10% per annum during the Interest Only Period and 10.25% per annum on and after the Commencement Period of October 1, 2014. In addition, the Company entered into an agreement to borrow an additional $1,100,000, to be drawn down by November 30, 2013. This new loan has an 8.25% per annum interest rate during the Interest Only Period and 10.25% per annum on and after the Loan Commencement Date of July 1, 2014. The Warrant Agreement attached to the existing venture debt was also restructured so the Lender is entitled to purchase 234,912 shares of the Company’s Series A Redeemable Convertible Preferred Stock at a purchase price of $0.74496 per share. As part of this restructure and new debt issuance, the Lender was issued a new warrant to purchase 156,030 shares of Series B Redeemable Convertible Preferred Stock at a purchase price of $0.9934 per share. Of the 156,030 shares, 120,797 were immediately available for purchase. If the Company drew in excess of $500,000 under the new loan, the shares under warrant shall increase by 35,233 shares. On November 27, 2013, the Company drew down the $1,100,000 additional debt and the shares under the warrant increased by 35,233 shares.

On September 19, 2013 the Company closed a debt facility to borrow up to $10,000,000 through a revolving line of credit. The Company’s borrowing base is calculated as 80% of gross eligible accounts receivable. The Company will make interest only payments until maturity, at which point the principal is due. This loan has an interest rate of prime plus 0.50%, with a floor of 3.25%. On September 20, 2013 and December 31, 2013, the Company drew down $2,000,000 and $3,000,000, respectively against the line of credit, with a total outstanding loan balance as of December 31, 2013 of $5,000,000.

9. Series A Redeemable Convertible Preferred Stock

Pursuant to the Company’s Certificate of Incorporation, as amended on May 25, 2012, the Company authorized the issuance of 12,833,341 shares of Series A redeemable convertible preferred stock at $0.001 par value per share.

On June 30, 2009, the Company issued 5,369,408 shares of Series A Redeemable Convertible Preferred Stock at $0.74496 per share for a total consideration of $3,999,994 in cash. On April 27, 2011 the Company closed an additional round of equity funding as an extension to the original Series A Redeemable Convertible Preferred Stock issued in June of 2009. This resulted in additional funding of $2,500,000 and issuance of 3,356,931 shares of Series A Redeemable Convertible Preferred Stock at $0.74496. As part of this transaction the outstanding bridge financing of $2,500,000 plus accrued interest of $78,332, converted to 3,433,141 shares Series A Redeemable Convertible Preferred Stock. The rights, preferences privileges and restrictions were the same as the original Series A Redeemable Convertible Preferred Stock.

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

9. Series A Redeemable Convertible Preferred Stock (Continued)

The Series A Redeemable Convertible Preferred Stock has the following characteristics:

Voting

On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Redeemable Convertible Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Redeemable Convertible Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series A Redeemable Convertible Preferred Stock shall vote together with the holders of Series B Redeemable Convertible Preferred Stock and Common Stock as a single class.

Dividends

Dividends shall accrue on each share of the Series A Redeemable Convertible Preferred Stock from the original issue date of the respective holder up to the date of the filing of the Second Amended and Restated Certificate of Incorporation (May 25, 2012). The annual dividend rate for Series Redeemable Convertible A Preferred Stock is 8% per annum compounded daily, and such dividends are cumulative. Dividends are payable only when, and if declared by the Board of Directors and the Company has no obligation to pay such accruing dividends.

The Corporation shall not declare, pay or set aside dividends on shares of any other class or series of capital stock of the Corporation unless the holders of Series A preferred stock then outstanding shall first receive a dividend on each outstanding share of Series A preferred stock.

No dividends or other distributions shall be made with respect to the common stock, until all declared dividends on the preferred stock have been paid. Through December 31, 2013, no dividends have been declared or paid by the Company.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after full payment of Series B Preferred Stock Liquidation amount (see Footnote 10), the holders of shares of Series A Redeemable Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each share of each series of preferred stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up.

Conversion

Each share of Series A Redeemable Convertible Preferred Stock shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price in effect at the time of conversion.

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

9. Series A Redeemable Convertible Preferred Stock (Continued)

Conversion is automatic upon either (a) the closing of a firm- commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a price to public of at least ten (10) times the Series B Original Issue Price, resulting in at least $30,000,000 of net proceeds to the Corporation or (b) the occurrence of a Mandatory Series A Conversion Time, as defined in the amended certificate of incorporation, as the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least two-thirds (2/3) of the then outstanding shares of Series A preferred stock.

Redemption

Redemption of Series A Redeemable Convertible Preferred stock is optional at the request of at least a majority of the holders of preferred stock on or after the redemption date of April 26, 2016, payable in three equal installments commencing at any time on or after the redemption date. Upon the event of a voluntary redemption, the preferred stock is redeemable by the shareholder for an amount equal to the Series A Original Issue Price per share, plus any accrued but then unpaid dividends.

10. Series B Redeemable Convertible Preferred Stock

Pursuant to the Company’s Certificate of Incorporation, as amended on May 25, 2012, the Company authorized the issuance of 15,099,657 shares of Series B redeemable convertible preferred stock at $0.001 par value per share.

On May 29, 2012 the Company issued 5,033,217 shares of Series B Redeemable Convertible Preferred Stock at $0.9934 per share for a total consideration of $5,000,000. As part of this transaction the outstanding bridge financing of $1,500,000 plus accrued interest of $ 21,028, converted to Series B Redeemable Convertible Preferred Stock. Also, on May 29, 2012, the Company issued 5,033,220 shares of Series B Redeemable Convertible Preferred Stock at $0.9934 per share for a total consideration of $5,000,000.

On July 24, 2012, the Company issued 5,033,220 shares of Series B Redeemable Convertible Preferred Stock at $0.9934 per share for a total consideration of $5,000,000.

On September 12, 2013, the Company adopted a resolution to increase the number of authorized shares of the Series B Redeemable Convertible Preferred Stock by 156,030 shares to a total of 15,255,687 shares for warrants issued in connection with debt.

The Series B Redeemable Convertible Preferred Stock has the following characteristics:

Voting

On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series B Redeemable Convertible Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Redeemable Convertible Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series B Redeemable

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

10. Series B Redeemable Convertible Preferred Stock (Continued)

Convertible Preferred Stock shall vote together with the holders of Series A and Common Stock as a single class.

Dividends

The Corporation shall not declare, pay or set aside dividends on shares of any other class or series of capital stock of the Corporation unless the holders of Series A preferred stock then outstanding and the holders of Series B preferred stock then outstanding shall first receive a dividend on each outstanding share of Series A preferred stock in the amount equal to 8% ($0.0596 per share) of Series A through the close date of Series B financing.

No dividends or other distributions shall be made with respect to the common stock, until all declared dividends on the preferred stock have been paid. Through December 31, 2013, no dividends have been declared or paid by the Company.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Redeemable Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series B Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each share of each series of preferred stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up.

Conversion

Each share of Series B Redeemable Convertible Preferred Stock shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price in effect at the time of conversion.

Conversion is automatic upon either (a) the closing of a firm- commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a price to public of at least ten (10) times the Series B Original Issue Price, resulting in at least $30,000,000 of net proceeds to the Corporation or (b) the occurrence of a Series B Mandatory Conversion Time, as defined in the amended certificate of incorporation, as the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least two-thirds (2/3) of the then outstanding shares of Series B preferred stock.

Redemption

In the event of a Deemed Liquidation, defined as a merger or consolidation, unless at least two thirds (2/3) of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock elect otherwise, the Corporation shall redeem the outstanding shares of Series B Preferred Stock to the fullest extent of available proceeds at a price per share equal to the Series B Liquidation Amount.

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

11. Common Stock

Pursuant to the Company’s Certificate of Incorporation as amended April 26, 2011 and the Second Amended Certificate of Incorporation as amended on April 25, 2012, the Company has authorized the issuance of 45,000,000 shares of common stock, $0.001 par value per share as of December 31, 2013 and 2012. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the rights of preferred stock outstanding.

The Company issued 2,797,173 shares of founders’ common stock at its formation to the founding shareholders.

As of December 31, 2013 and 2012, 28,089,028 and 27,932,998 shares of the Company’s common stock were reserved for issuance upon the conversion of preferred stock.

As of December 31, 2013 and 2012, 8,473,654 and 7,845,562 shares of the Company’s common stock were reserved for issuance of stock options.

12. Stock Option Plans

In 2009, Nexage adopted the 2009 Stock Incentive Program (the “Plan”),as amended on May 29, 2012, under which 8,570,103 shares, and on August 29, 2013, under which 9,270,103 shares, of the Company’s common stock were reserved for issuance to employees, officers, directors, advisors and consultants in the form of stock options, restricted stock, restricted stock units, and other share-based awards (collectively the “share-based awards”). The plan is administered by the Board of Directors. Stock options granted under the Plan may be incentive stock options or nonqualified stock options. The Plan Administrator, at its sole discretion, may determine the price of each award, the duration of the award, and the period over which awards vest. The Plan Administrator may also determine the effect of termination of employment, death, disability, or other events on awards granted. The Plan Administrator may amend, substitute, or accelerate awards at its discretion.

As of December 31, 2013 and 2012 there were 7,476,593 and 6,484,316 options issued and outstanding under the Plan, respectively.

As of December 31, 2013 and 2012, the remaining number of authorized shares that were available for issuance under the 2009 Plan were 997,061 and 1,361,246, respectively.

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

12. Stock Option Plans (Continued)

The following table summarizes the activity under the Company’s Plan for 2013 and 2012:

	Number of Shares	Weighted Average Exercise Price per Share	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at January 1, 2013	6,484,316	$0.20
Granted	1,696,500	0.51
Exercised	(71,908)	0.18
Canceled/forfeited	(632,315)	0.29
Outstanding at December 31, 2013	7,476,593	0.26	6.85	$1,943,914
Exercisable—December 31, 2013	3,617,731	0.17	7.50	$615,014
Vested and expected to vest at December 31, 2013	6,328,936	0.26	6.81	$1,645,523

	Number of Shares	Weighted Average Exercise Price per Share	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at January 1, 2012	4,536,634	$0.14
Granted	3,195,088	0.25
Exercised	(720,916)	0.08
Canceled/forfeited	(526,490)	0.19
Outstanding at December 31, 2012	6,484,316	0.20	8.77	$1,280,325
Exercisable—December 31, 2012	1,940,791	0.14	7.71	$269,115
Vested and expected to vest at December 31, 2012	5,787,900	0.20	8.75	$1,142,818

The aggregate intrinsic value of options exercised during 2013 and 2012 was $5,355 and $17,509, respectively. The weighted average fair value of options granted was $0.51 per share and $0.25 per share for the years ended December 31, 2013 and 2012, respectively. The total fair value of shares vested during 2013 and 2012 was $621,864 and $269,179, respectively. The Company has an aggregate of $729,391 of gross unrecognized stock compensation expense as of December 31, 2013 remaining to be amortized over a weighted average period of 3.11 years.

The Company recorded stock based compensation expense of $184,637 and $130,198 for the years ended December 31, 2013 and 2012, respectively in connection with employee stock-based awards.

Stock-based compensation expense for nonemployees was $21,028 and $18,422 for the years ended December 31, 2013 and 2012, respectively. Amounts expensed during the remaining vesting period will be determined based on the fair value at the time of vesting.

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

12. Stock Option Plans (Continued)

The following summarizes the key assumptions employed in determining the fair value of employee and nonemployee option grants issued during the period:

	2013	2012
Risk free rate	0.97% - 1.99%	0.86% - 1.03%
Expected term	6.08 years	6.08 years
Expected volatility	50% - 70%	57% - 70%
Expected dividend yield	0.00%	0.00%

The impact on results of continuing operations of recording stock-based compensation expense for the years ended December 31, 2013 and 2012 was as follows:

	2013	2012
Sales and marketing	$47,639	$37,302
Research and development	30,700	22,127
General and administrative	106,298	70,769
Total stock-based compensation expense	$184,637	$130,198

13. Income Taxes

There is no provision for income taxes because the Company has incurred an operating loss and maintains a full valuation allowance against its net deferred tax assets. The reporting amount of income tax expense for the years differs from the amount that would result from applying domestic federal statutory tax rates to pretax losses primarily because of changes in valuation allowance. Significant components of the Company’s net deferred tax assets are as follows:

	2013	2012
Deferred tax assets
Net operating loss carryforwards	$9,548,251	$6,324,363
Research credit and general business carryforwards	813,250	470,847
Accrued expenses	263,837	211,118
Fixed assets and depreciation	24,570	30,150
Goodwill	292,148	331,440
Other	81,327	11,419
Gross deferred tax assets	11,023,383	7,379,337
Valuation allowance	(11,023,383)	(7,379,337)
Net deferred tax assets	$—	$—

As of December 31, 2013 and 2012, the Company had federal and state net operating loss carryforwards of approximately $24,353,837 and $1,921,132 and $16,120,573 and $1,277,831 respectively, which expire at various dates through 2033.

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

13. Income Taxes (Continued)

As of December 31, 2013 and 2012, the Company also has federal and state research and general business credit carryforwards of approximately $574,357 and $361,958 and $309,126 and $245,032 respectively, which may be available to reduce future taxable income, if any, and expire at various dates through 2033.

Management has evaluated the positive and negative evidence bearing upon the reliability of its deferred tax assets, which are comprised primarily of net operating loss carryforwards and research and development credits. Under the applicable accounting standards, management has considered the Company’s history of losses and concluded that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets. Accordingly, a full valuation allowance of $11,023,383 and $7,379,337 has been established at December 31, 2013 and 2012, respectively.

Utilization of the NOL carryforwards may be subject to limitation under Section 382 of the Internal Revenue Code of 1986 due to the ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL carryforward that can be utilized annually to offset future taxable income and tax, respectively. The Company has not completed a study to assess whether an ownership change has occurred, or whether there have been multiple ownership changes since its formation, due to the significant complexity and related cost associated with such a study. There also could be additional ownership changes in the future, which may result in additional limitations on the utilization of the NOL carryforwards.

In each reporting period, the Company considers whether a tax position of the Company is more likely than not to be sustained upon examination, including resolution of any related appeals of litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon the ultimate settlement with the relevant taxing authority. No liabilities for unrecognized tax benefits were recorded as of December 31, 2013 and 2012.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from 2010 to the present. Earlier years may be examined to the extent that the credit or net operating loss carryforwards are used in future periods. The resolution of tax matters is not expected to have a material effect on the Company’s consolidated financial statements.

14. Commitments and Contingencies

Operating Leases

The Company leases its office space in Waltham, MA and Boston, MA under operating leases. The Waltham office lease was for a term of 38 months, ending in December 2012. The Boston office lease is for a term of 63 months, ending in March 2018. The Company records rent expense on a straight-line basis over the life of the lease.

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

14. Commitments and Contingencies (Continued)

Total rent expense under this operating lease was $366,883 and $135,271 for the period ended December 31, 2013 and 2012, respectively.

Future minimum lease payments under this operating lease as of December 31, 2013 are as follows:

Operating Leases
Period Ending December 31,
2014	$373,491
2015	382,887
2016	392,283
2017	401,679
2018	101,007
Total minimum lease payments	$1,651,347

Litigation

The Company, from time to time, is subject to legal proceedings and claims which arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to any such actions should not have a material adverse effect on the Company’s results of operations or financial position.

Guarantees

In the normal course of business, the Company indemnifies third parties and enters into commitments and guarantees (“Agreements”) under which it may be required to make payments. These Agreements include indemnities to the following parties: lenders in connection with the Term Loan; lessors in connection with facility leases; customers in relation to the performance of services; vendors in connection with guarantees of expenses incurred by employees in the normal course of business; former employees in connection with their prior services as a director or officer of the Company or its subsidiary companies; vendors or principals in connection with performance under asset or share purchase and sale agreements and performance under credit facilities and other agreements of the Company’s subsidiaries. The duration of these Agreements varies, and in certain cases, is indefinite. Furthermore, the majority of these Agreements do not limit the Company’s maximum potential payment exposure.

15. Related Party Transactions

For the year ended December 31, 2013 and 2012, the Company recognized revenue of $248,061 and $115,795, respectively from one customer whose Chief Executive Officer is the chairman of the Company’s Board of Directors. Amounts totaling $75,038 and $88,667 were included in the accounts receivable balance as of December 31, 2013 and 2012, respectively. Such transactions were conducted on terms equivalent to those prevailing in an arm’s length transaction.

Nexage, Inc.

Notes to Consolidated Financial Statements (Continued)

December 31, 2013 and 2012

16. Subsequent Events

The Company evaluated all subsequent events through September 22, 2014, the issuance date of these financial statements to determine if such events should be reflected in the financial statements as of December 31, 2013.

On June 27, 2014, the Company entered into a Loan Modification Agreement to change the terms of its $10,000,000 revolving line of credit to increase the draw rate against eligible accounts receivable and eliminate the debt covenants until the earlier of December 31, 2014 or the closing of a financing round for a minimum of $10,000,000.

On July 25, 2014, the Company signed a Second Loan Modification Agreement to enter into a venture debt arrangement to borrow up to $5,000,000 in two tranches—tranche 1 for $3,000,000 to refinance existing venture debt with another lender and for general corporate purposes; tranche 2 for $2,000,000 additional borrowing to be drawn down by October 31, 2014. If the second tranche is drawn, the Company must close an equity or subordinated debt financing round of at least $10,000,000 by December 31, 2014. This debt has an effective 7% per annum interest rate after the loan commencement date and matures forty-two months after the advance date. As part of the issuance of new debt, the Lender was issued a Warrant to purchase 201,329 shares of Series B Redeemable Convertible Preferred Stock at a purchase price of $0.9934 per share.

On July 25, 2014, the Company drew down tranche 1 of venture debt for $3,000,000 under the new loan and paid $2,597,308 to pay off its venture debt with its first lender for $2,379,916 principal; $169,610 interest and $47,782 other fees.

On July 25, 2014, the Company adopted a resolution to increase the number of authorized shares of the Series B Redeemable Convertible Preferred Stock by 201,329 shares for warrants issued in connection with debt, for a total of 28,290,357 Series A and Series B preferred shares.

All material subsequent events have been disclosed above.